As filed with the Securities and Exchange Commission on May 22, 2013
Registration No. 333-187735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Amendment No. 2
to
 Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
UCP, Inc.
(Exact name of registrant as specified in its charter)
________________

Delaware	1531	90-0978085
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6489 Camden Avenue, Suite 204
San Jose, CA 95120
(408) 323‑1113
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________
Dustin L. Bogue
President and Chief Executive Officer
UCP, Inc.
6489 Camden Avenue, Suite 204
San Jose, CA 95120
(408) 323‑1113
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________
Copies to:

J. Gerard Cummins, Esq. Bart Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839‑5300 Fax (212) 839‑5599	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Tel (650) 752‑2000 Fax (650) 752‑2111

________________
 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

________________

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-187735) is to file Exhibit 23.2 to the registration statement as indicated in Item 16(a) of Part II of this amendment which, due to clerical error, was excluded from amendment No. 1 to the registration statement.  No change is made to Part I or Part II of the registration statement, other than Item 16(a) of Part II, and those items have therefore been omitted.  Accordingly, this amendment consists only of the facing page, this explanatory note, Part II, the signature page of the registration statement, and the exhibit filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of Class A common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee	$17,050
Financial Industry Regulatory Authority filing fee	19,250
New York Stock Exchange listing fee	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent and registrar fees and expenses	*
Blue Sky fees and expenses	*
Miscellaneous	*
Total	$ *

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law.    Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation (which we refer to as our “charter”) provides for such limitation of liability.

 Our Charter.     of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws.     of our amended and restated bylaws (which we refer to as our “bylaws”) provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements.    In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance.    We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities.

On May 7, 2013, the Registrant issued 100 shares of the Registrant's common stock, $0.01 par value per share, to PICO Holdings. Inc. for $100.00. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement, among UCP, Inc., PICO Holdings, Inc. and the underwriters named therein
3.1*	Form of Amended & Restated Certificate of Incorporation of UCP, Inc., to be effective prior to the completion of this offering
3.2*	Form of Amended and Restated Bylaws of UCP, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Class A Common Stock Certificate of UCP, Inc.
4.2*	Form of Investor Rights Agreement between PICO Holdings, Inc. and UCP, Inc., to be effective upon the completion of this offering
5.1*	Form of Opinion of Sidley Austin LLP regarding the validity of the securities being registered
10.1†	Form of UCP, Inc. 2013 Long-Term Incentive Plan
10.2†	Form of Registration Rights Agreement between UCP, Inc. and PICO Holdings, Inc., to be effective upon the completion of this offering
10.3†	Form of Employment Agreement between UCP, Inc. and Dustin L. Bogue, to be effective upon completion of this offering
10.4†	Form of Employment Agreement between UCP, Inc. and William J. La Herran, to be effective upon completion of this offering
10.5†	Form of Employment Agreement between UCP, Inc. and James W. Fletcher, to be effective upon completion of this offering
10.6†	Form of Indemnification Agreement between UCP, Inc. and each of its directors and officers, to be effective upon the completion of this offering
10.7*	Form of Transition Services Agreement between PICO Holdings, Inc. and UCP, Inc., to be effective upon the completion of this offering
10.8*	Form of Tax Receivable Agreement among UCP, Inc., UCP, LLC and PICO Holdings, Inc.
10.9*	Form of Exchange Agreement among UCP, Inc., UCP, LLC and PICO Holdings, Inc.
10.10†	Amended and Restated Limited Liability Company Operating Agreement of UCP, LLC
10.11*	Form of Second Amended and Restated Limited Liability Company Operating Agreement of UCP, LLC, to be effective upon the completion of this offering
21.1†	List of subsidiaries of UCP, Inc., upon completion of this offering
23.1†	Consent of Deloitte & Touche LLP on UCP, LLC
23.2	Consent of Deloitte & Touche LLP on UCP, Inc.
23.3†	Consent of John Burns Real Estate Consulting, LLC
23.4*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in the signature page of this Registration Statement)
99.1†	Consent of Michael C. Cortney to be named as an Independent Director
99.2†	Consent of Peter H. Lori to be named as an Independent Director
99.3†	Report of John Burns Real Estate Consulting, LLC

 ___________

*	To be filed by amendment
†	Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, in the State of California, on this 22st day of May, 2013.

UCP, Inc.

By:	/s/ Dustin L. Bogue
Dustin L. Bogue
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board	May 22, 2013
John R. Hart

/s/ Dustin L. Bogue	President & Chief Executive Officer	May 22, 2013
Dustin L. Bogue	(Principal Executive Officer)

/s/ William J. La Herran	Chief Financial Officer and Treasurer	May 22, 2013
William J. La Herran	(Principal Financial Officer and Principal
Accounting Officer)

*	Vice President & Director	May 22, 2013
Maxim C. W. Webb

* By:	/s/ William J. La Herran
Name: William J. La Herran
Title: Attorney-in-Fact